                                                                    Exhibit 5(1)
                             Fulbright & Jaworski
                                    L.L.P.
Telephone: 713/651-5151  A Registered Limited Liability Partnership   Houston
Facsimile: 713/651-5246        1301 McKinney, Suite 5100             Washington
                               Houston, Texas 77010-3095              Austin
                                                                    San Antonio
                                                                      Dallas
                                                                     New York
                                                                    Los Angeles
                                                                      London
                                                                     Hong Kong
                                March 14, 1997



Offshore Logistics, Inc.
224 Rue de Jean
Lafayette, Louisiana 70505

Dear Sirs:

      We have acted as counsel for Offshore Logistics, Inc., a Delaware corporation (the "Company"), in connection with the issuance by it of $98,000,000 principal amount of its 6% Convertible Subordinated Notes Due 2003 (the "Notes"), pursuant to an Indenture dated as of December 15, 1996 between the Company and Fleet National Bank, as Trustee. The Notes and the Common Stock, $.01 par value (the "Common Stock"), issuable upon conversion of the Notes are being registered for resale by the holders thereof under the Securities Act of 1933 pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

      In that capacity, we have examined the Certificate of Incorporation, as amended, and the By-laws, as amended, of the Company, the corporate proceedings with respect to the authorization, issuance and sale of the Notes, the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and corporate records as we deem necessary or advisable for purposes of this opinion.

      Based on the foregoing, we are of the opinion that:

      1. The Notes have been duly authorized, executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms and entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

      2. The shares of Common Stock initially issuable upon conversion of the Notes have been duly and validly authorized and reserved for issuance, and when issued and delivered in accordance with the provisions of the Notes and the Indenture,
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Offshore Logistics, Inc.
March 14, 1997
Page 2



will be duly and validly issued and fully paid and nonassessable; and the preferred share purchase rights issuable with such shares of Common Stock have been duly and validly authorized and reserved for issuance and, upon issuance of the Common Stock upon conversion of the Notes, will be duly and validly issued and fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the statements made with respect to us under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.


                                    Very truly yours,



                                    Fulbright & Jaworski L.L.P.